Exhibit 99.1

Contact:	David Young
TESSCO Technologies Incorporated
Chief Financial Officer
(410) 229-1380
young@tessco.com

For Immediate Release

TESSCO Reports $0.31 in Earnings per Share After 3-for-2 Stock Split
Earnings per Share Grow 82%

HUNT VALLEY, MARYLAND, JANUARY 17, 2007 -TESSCO Technologies Incorporated (Nasdaq:TESS), a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems, today reported earnings for the third quarter ended December 24, 2006.

Chairman, President and CEO Robert B. Barnhill commented, “I am pleased to announce our 11th consecutive quarter of sequential commercial revenue growth. We have continued our momentum into the third quarter, making excellent progress on the achievement of our imperatives, resulting in an 82 percent growth in diluted earnings per share and a 42 percent growth in total revenues, both over last year’s third quarter. Diluted earnings per share were $0.31 for the third quarter, as compared to $0.17 for last year’s third quarter, and $0.29 for the second quarter, all as adjusted to account for the recent three-for-two stock split in the form of a stock dividend.”

Progress on the Imperatives for Fiscal Year 2007 Made During the Third Quarter:

Imperative # 1: Increase quality revenues …selling more commercial and government customers, more product categories, more often.

•                  Total revenues grew 42 percent compared to the third quarter last year and 14 percent sequentially over the previous quarter.

•                  Monthly buyers grew 11 percent compared to the third quarter last year and 2 percent sequentially.

Imperative # 2: Increase diversification and reduce concentration risk…reducing the dependence on any one customer, supplier, facility and/or individual.

•                  We continue to diversify and broaden our business and are less dependent on large cellular carrier-dominated infrastructure expenditures. Our public carrier and network operator revenue during the third quarter was 14 percent of our total revenues as compared to 22 percent in last year’s third quarter.

•                  While cellular accessories and repair components drove a large portion of our year-over-year growth during the quarter, we also experienced strong growth of infrastructure product sales to value-added resellers, technicians and governments.

-more-

Imperative # 3: Grow margins …by executing flawlessly with high productivity.

•                  Gross profit margins in our network infrastructure and commercial and government mobile devices and accessories lines of business increased; however, these increases were offset by a decrease in our installation, test and maintenance line of business as further discussed below in the Financial Highlights section.  Overall gross profit margin was 24.4 percent this quarter compared with 25.3 percent in the same quarter last year and 25.3 percent last quarter.

•                  Our operating expenses as a percent of revenue decreased to 22.1 percent compared to 23.2 percent in last year’s third quarter and 22.6 percent last quarter.  However, as a result of the gross profit margin decline, our net income as a percentage of revenue reached 1.3 percent compared to 1.2 percent in last year’s third quarter and 1.6 percent in the second quarter this year.

Imperative # 4: Improve returns…through gains in margins and asset turnover.

•                  Return on average assets was 4.9 percent compared to 3.6 percent in the third quarter of last year and 5.4 percent last quarter. The sequential reduction in return on average assets was primarily due to strong sales in the second half of our quarter, resulting in a $9.2 million increase in our trade accounts receivable.

•                  Return on average equity was 13.0 percent compared to 7.0 percent in the third quarter of last year and 12.2 percent last quarter, driven by our expanded stock buyback program during fiscal 2007.

Imperative # 5: Recruit, retain, and develop exceptional leaders and contributors …to assure the capacity, commitment and capability of achieving our goals, today and tomorrow.

•                  During the third quarter, we continued our dynamic, multi-layered “Get Wired in Wireless - TESSCO…the Place to Build a Career” media campaign utilizing different marketing techniques to broaden our outreach for recruiting the talent that should continue to fuel our growth.

•                  During fiscal year 2007, we have also expanded our extensive team member training programs to ensure that we continue to develop exceptional leaders and contributors to help us accomplish our goals today and in the future.

Financial Highlights for the Quarter:

•                  Revenues for the quarter totaled $134.7 million, an increase of 42 percent over the prior-year quarter due to a 43 percent increase in commercial and government revenues, minimally offset by a 9 percent decrease in consumer revenues.

•                  Gross profits for the quarter totaled $32.9 million, an increase of 37 percent over the prior-year quarter, due to a 41 percent increase in commercial and government gross profits, partially offset by a 38 percent decrease in consumer gross profits.

•                  Net income for the quarter was $1.8 million, or $0.31 per diluted share, compared with $1.1 million and $0.17 per diluted share for the third quarter of last fiscal year.  Per share numbers account for the three-for-two stock split in the form of a stock dividend issued on November 29, 2006.

-more-

•                  Within the commercial and government market, third quarter revenues from the self-maintained user, government and reseller channel grew 58 percent year-over-year, while revenues from the public carrier and network operator market showed a 7 percent decrease for the same period.

•                  Network infrastructure product sales and gross profits increased in the third quarter year-over-year by 7 percent and 15 percent, respectively, primarily driven by sales in WLAN products and radio frequency products. The increases in WLAN were largely a result of our acquisition of TerraWave and GigaWave in late April 2006.

•                  Mobile devices and accessories product sales and gross profits in our commercial and government markets increased year-over-year in the third quarter by 92 percent and 94 percent, respectively, primarily as a result of increased sales of accessory products to carrier and independent retail customers.

•                  Mobile devices and accessories product sales and gross profits in our consumer market decreased 9 percent and 38 percent, respectively, as compared to the same quarter last year.

•                  Installation, test and maintenance product sales and gross profits increased year-over-year by 40 percent and 10 percent, respectively, primarily driven by large sales of repair components related to our expanded major repair components relationship. As we discussed last quarter, we expected that revenues and gross profits from sales of these repair components would not continue in the third and fourth quarters at the levels experienced in the first six months of the fiscal year. Although gross profits declined consistent with our expectations, revenues from the sales of these repair components were higher than we expected because more revenue was accounted for on a gross basis versus a net basis.

Financial Highlights Year-to-Date:

•                  Revenues for the first nine months of fiscal year 2007 totaled $365.3 million, down 4 percent over the first nine months of fiscal year 2006, notwithstanding a 96 percent decrease in consumer revenues related to the transitioned affinity relationship, which was largely offset by a 47 percent increase in commercial and government sales.

•                  Notwithstanding the decrease in revenues, total gross profits for the first nine months of fiscal year 2007 grew by 16 percent over the prior-year period.  Gross profits from commercial and government sales increased 43 percent, while gross profits from consumer sales decreased 86 percent, in each case for the first nine months this year as compared to last.

•                  Net income for the first nine months of fiscal year 2007 was $5.5 million, or $0.89 per diluted share, compared to $4.1 million and $0.63 per diluted share for the same period of fiscal year 2006. Per share numbers account for the three-for-two stock split in the form of a stock dividend issued on November 29, 2006.

Stock Dividend/Split

On November 29, 2006, we issued a stock dividend in order to affect a three-for-two split of our common stock.  Each holder of the Company’s common stock on the close of business November 15, 2006 received a stock dividend of one additional share for every two outstanding shares held.  The number of authorized shares remains at 15 million.

-more-

Stock Buyback Program

The Company continues to believe that the repurchase of shares, when appropriate, is an excellent use of funds to enhance long-term shareholder value while potentially providing increased liquidity to shareowners.

During the third quarter, and prior to the stock split, the Company repurchased 54,100 shares of its common stock (81,150 shares on a split adjusted basis) for approximately $1.7 million. No shares were repurchased during the quarter after the stock split.  All purchases have been funded through borrowings under the Company’s revolving credit facility and through cash from operations.

On a split adjusted basis, 1,950,000 shares have been authorized for repurchase under the stock buyback program and 1,794,867 shares have been repurchased.  Up to 155,133 shares now remain available for repurchase.  The total cost of the buyback program is approximately $23.4 million, or $13.05 per share on a split adjusted basis. On December 24, 2006, at the close of the third quarter, approximately 5.3 million shares of the Company’s common stock were outstanding on a split adjusted basis.

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results and future prospects are based on current expectations and analysis. These statements are forward-looking, and actual results may differ materially.

At this time, TESSCO has elected to update its annual guidance for fiscal year 2007. The previous guidance was for earnings of $1.07 to $1.17 per share this fiscal year on a split adjusted basis. Considering the nine-month earnings per share of $0.89, we now believe that earnings will be in the range of $1.15 to $1.22 per share for the 2007 fiscal year.

Our revised guidance is based on the progress of the business generation and operating productivity initiatives underway, and assumes that these trends will continue. We expect that the repair components business within our installation, test and maintenance line of business will continue to decline to gross profit levels similar to those experienced during the first nine months of fiscal year 2006.

A conference call will be held on January 18, 2007, at 10:00 a.m. EDT to discuss the financial results for the third quarter of fiscal year 2007.  The conference call will also be available via Web cast by visiting: http://www.tessco.com/go/pressroom.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems. TESSCO is committed to delivering, fast and complete, the

-more-

product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for the purchase of our products and services, including credit risk; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; our inability to protect certain intellectual property, including systems and technologies on which we rely; and our inability to hire or retain for any reason our key professionals, management and staff.

-more-

TESSCO Technologies Incorporated
Consolidated Statements of Income

	Fiscal Quarters Ended			Nine Months Ended
	December 24, 2006	December 25, 2005	September 24, 2006	December 24, 2006	December 25, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$134,716,700	$94,811,900	$118,655,700	$365,312,700	$380,768,000
Cost of goods sold	101,838,200	70,849,000	88,625,800	274,319,200	302,416,400
Gross profit	32,878,500	23,962,900	30,029,900	90,993,500	78,351,600
Selling, general and administrative expenses	29,730,700	22,004,200	26,855,800	81,554,600	71,507,500
Income from operations	3,147,800	1,958,700	3,174,100	9,438,900	6,844,100
Interest, net	323,800	125,600	180,500	659,600	192,700
Income before provision for income taxes	2,824,000	1,833,100	2,993,600	8,779,300	6,651,400
Provision for income taxes	1,059,100	714,900	1,137,600	3,305,000	2,594,000
Net income	$1,764,900	$1,118,200	$1,856,000	$5,474,300	$4,057,400

Basic earnings per share	$0.33	$0.18	$0.30	$0.93	$0.64
Diluted earnings per share	$0.31	$0.17	$0.29	$0.89	$0.63
Basic weighted average shares outstanding	5,320,600	6,281,300	6,155,300	5,915,500	6,331,200
Diluted weighted average shares outstanding	5,628,800	6,394,500	6,338,000	6,126,800	6,420,200

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	December 24, 2006	March 26, 2006
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$—	$2,286,900
Trade accounts receivable, net	53,634,900	43,576,500
Product inventory	59,883,700	47,615,700
Deferred tax asset	2,396,000	2,396,000
Prepaid expenses and other current assets	4,009,500	2,799,200
Total current assets	119,924,100	98,674,300

Property and Equipment, Net	24,252,100	24,619,800
Goodwill, Net	4,093,700	2,452,200
Other Long-Term Assets	2,477,300	1,054,100
Total assets	$150,747,200	$126,800,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$68,704,700	$44,984,000
Accrued expenses and other current liabilities	12,595,600	7,543,400
Revolving credit facility	5,629,400	—
Current portion of long-term debt	355,300	442,500
Total current liabilities	87,285,000	52,969,900

Deferred Tax Liability	2,785,300	2,785,300
Long-Term Debt, Net of Current Portion	4,292,500	4,559,400
Other Long-Term Liabilities	1,400,400	1,379,000
Total liabilities	95,763,200	61,693,600

Shareholders’ Equity:
Preferred stock	—	—
Common stock	68,400	49,600
Additional paid in capital	26,904,500	24,748,700
Treasury stock, at cost	(27,251,000)	(9,521,100)
Retained earnings	55,238,500	49,764,200
Accumulated other comprehensive income	23,600	65,400
Total shareholders’ equity	54,984,000	65,106,800

Total liabilities and shareholders’ equity	$150,747,200	$126,800,400

TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended December 24, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	$14,965	$663	$3,434	$19,062
User, Governments and Resellers	29,905	62,805	20,868	113,578
Total Commercial/Government Revenue	44,870	63,468	24,302	132,640
Consumer Revenue	—	2,077	—	2,077
Total Revenue	$44,870	$65,545	$24,302	$134,717

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$3,413	$199	$856	$4,468
User, Governments and Resellers	7,445	15,045	5,140	27,630
Total Commercial/Government Gross Profit	10,858	15,244	5,996	32,098
Consumer Gross Profit	—	780	—	780
Total Gross Profit	$10,858	$16,024	$5,996	$32,878

Change from the Quarter Ended December 25, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	(0.9)%	(27.4)%	(25.0)%	(7.4)%
User, Governments and Resellers	11.0%	94.9%	63.4%	57.9%
Total Commercial/Government Revenue	6.7%	91.6%	40.1%	43.4%
Consumer Revenue	—	(9.2)%	—	(9.2)%
Total Revenue	6.7%	85.1%	40.1%	42.1%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(5.6)%	(17.4)%	(22.1)%	(9.9)%
User, Governments and Resellers	28.0%	98.0%	18.7%	55.7%
Total Commercial/Government Gross Profit	15.1%	94.5%	10.5%	41.4%
Consumer Gross Profit	—	(38.3)%	—	(38.3)%
Total Gross Profit	15.1%	76.0%	10.5%	37.2%

Change from the Quarter Ended September 24, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	26.1%	10.0%	13.9%	23.1%
User, Governments and Resellers	(4.8)%	23.1%	10.0%	12.0%
Total Commercial/Government Revenue	3.7%	23.0%	10.5%	13.5%
Consumer Revenue	—	16.9%	—	16.9%
Total Revenue	3.7%	22.8%	10.5%	13.5%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	18.2%	5.3%	8.2%	15.5%
User, Governments and Resellers	(4.2)%	38.7%	(23.5)%	9.1%
Total Commercial/Government Gross Profit	1.9%	38.1%	(20.1)%	9.9%
Consumer Gross Profit	—	(5.7)%	—	(5.7)%
Total Gross Profit	1.9%	35.1%	(20.1)%	9.5%

TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Nine Months Ended December 24, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	$39,166	$2,051	$10,757	$51,974
User, Governments and Resellers	86,640	154,932	66,396	307,968
Total Commercial/Government Revenue	125,806	156,983	77,153	359,942

Consumer Revenue	—	5,371	—	5,371
Total Revenue	$125,806	$162,354	$77,153	$365,313

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$9,103	$603	$2,600	$12,306
User, Governments and Resellers	20,375	34,699	21,259	76,333
Total Commercial/Government Gross Profit	29,478	35,302	23,859	88,639

Consumer Gross Profit	—	2,354	—	2,354
Total Gross Profit	$29,478	$37,656	$23,859	$90,993

Change from the Nine Months Ended December 25, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	(10.1)%	(7.7)%	(15.7)%	(11.3)%
User, Governments and Resellers	19.7%	97.0%	85.7%	64.9%
Total Commercial/Government Revenue	8.5%	94.2%	59.0%	46.7%

Consumer Revenue	—	(96.0)%	—	(96.0)%
Total Revenue	8.5%	(24.9)%	59.0%	(4.1)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(11.0)%	(1.0)%	(14.5)%	(11.3)%
User, Governments and Resellers	22.4%	77.8%	79.6%	59.0%
Total Commercial/Government Gross Profit	9.7%	75.4%	60.3%	43.3%

Consumer Gross Profit	—	(85.7)%	—	(85.7)%
Total Gross Profit	9.7%	2.9%	60.3%	16.1%

#  #  #